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                                  EXHIBIT 11

     The following table sets forth in detail the computation of earnings per share for the years ended June 30 as follows:

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

(Dollars in Thousands)                                          1995          1994           1993          1992          1991
- --------------------------------------------------------------------------------------------------------------------------------
Net income                                                   $3,287,000    $3,090,000     $2,221,000    $  259,000    $  487,000
Average primary common and common equivalent shares           1,788,792     1,786,436      1,736,775     1,707,541     1,693,128
Primary earnings per common and common equivalent share           $1.84         $1.73          $1.28         $0.15         $0.29
Fully diluted common and common equivalent shares             1,793,725     1,799,367      1,743,019     1,715,773     1,693,128
Fully diluted earnings per common and common
   equivalent shares                                              $1.83         $1.72          $1.27         $0.15         $0.29
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